EXHIBIT 99.1
CONSENT OF MILESTONE ADVISORS

1775 Eye St. NW Suite 800 Washington, DC 20006 Tel 202.367.3000 Fax 202.367.3001 www.milestonecap.com
February 14, 2007
Mr. Ray Davis
Chief Executive Officer
Umpqua Holdings Corporation
Umpqua Bank Plaza
One SW Columbia Street, Suite 1200
Portland, Oregon 97258
Dear Mr. Davis:
Milestone Advisors, LLC consents to the inclusion of its fairness opinion letter to the Board of Directors of Umpqua Holdings Corporation dated January 17, 2007 in Umpqua Holdings Corporation’s Form S-4 filing with the Securities and Exchange Commission.
Sincerely,
MILESTONE ADVISORS, LLC